Exhibit 99.1

PMC-Sierra Provides Update to Q4 2008 Business Outlook

SANTA CLARA, Calif.--(BUSINESS WIRE)--December 11, 2008--PMC-Sierra, Inc. (Nasdaq:PMCS), the premier Internet infrastructure semiconductor solution provider, today provided an update to its business outlook for the fourth quarter of 2008. The Company now expects revenues in the fourth quarter ending December 28, 2008, to be in the range of $118 million to $122 million. The Company’s previous outlook for revenues in the fourth quarter announced during the October 16, 2008 earnings conference call was a revenue range of $125 million to $135 million. The revision in outlook for revenues is primarily attributable to slower sales activity within the quarter due to a weaker macroeconomic environment.

The Company, as previously scheduled, will be presenting at the Barclays Capital Global Technology Conference in San Francisco on December 11 at 9:00 a.m. Pacific Time. The conference presentation will be provided by Mike Zellner, vice president and chief financial officer of PMC-Sierra, and the webcast will be accessible via the Company’s website under Financial Events and Calendar at http://investor.pmc-sierra.com/.

PMC-Sierra is scheduled to release its earnings results for the fourth quarter of 2008 on January 29, 2009. A conference call will be held that day to review the quarterly results and provide an outlook for the first quarter of 2009. The conference call webcast will be accessible via the Company’s website, and a replay will be available for five business days.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding PMC-Sierra’s financial performance, outlook, as well as industry and global economic outlooks. PMC-Sierra’s forward-looking statements are subject to risks and uncertainties. Actual results may differ from these projections. The Company’s SEC filings describe more fully the risks associated with the Company’s business including PMC-Sierra’s limited revenue visibility due to variable customer demands, market growth or decline, short delivery lead times, customer concentration, current economic and business environment, and other items such as foreign exchange rates. The Company does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-Sierra®, the premier Internet infrastructure semiconductor solution provider, offers its customers technical and sales support worldwide through a network of offices in North America, Europe, Israel and Asia. PMC-Sierra provides semiconductor solutions for Enterprise Storage, Wide Area Network Infrastructure, Fibre To The Home, and Laser Printer/SMB NAS markets. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

© Copyright PMC-Sierra, Inc. 2008. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries. PMCS and “Enabling connectivity. Empowering people.” are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

CONTACT:
PMC-Sierra, Inc.
Mike Zellner, 1 408-988-1204
Vice President & CFO
or
David Climie, 1 408-988-8276
VP Marketing Communications
or
Susan Shaw, 1 408-988-8515
Sr. Manager, Communications